EXHIBIT 10.1(ii)

EMPLOYEE AGREEMENT
This EMPLOYEE AGREEMENT (“Agreement”), dated as of ENTER DATE, by and between DIEBOLD, INCORPORATED, an Ohio corporation (the “Company”), and _____________ (the “Employee”).
WHEREAS, the Company develops, manufactures, sells, installs, operates, and monitors various products, systems, and services, including software solutions;
WHEREAS, the Company wishes to employ the Employee or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee;
WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company;
WHEREAS, the Employee is a key employee who is expected to make, or continue to make, major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as that term is hereafter defined);
WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;
WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;
WHEREAS, the Company wishes to ensure that key employees are not practically disabled from discharging their duties upon a Change in Control; and
WHEREAS, the Employee is willing to render services on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises, the Company and the Employee agree as follows.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Cause” means that, prior to any termination pursuant to Section 5(c) hereof, the Employee shall have committed:

(1)	an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(2)	intentional wrongful damage to property of the Company or any Subsidiary;

(3)	intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(4)	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”);
and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 1(a) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination

(b)	“Change in Control” means the occurrence of any of the following during the Term:

(1)
The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

(2)
The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(3)
There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(4)
The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(5)
If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1(b)(3) or 1(b)(4) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement either (i) solely because (A) the Company, (B) a Subsidiary of the Company, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change in control of any Subsidiary by which the Employee may be employed. Notwithstanding the foregoing provisions of Sections 1(b)(1-4) hereof, if, prior to any event described in Sections 1(b)(1-4) hereof instituted by any person not an officer or director of the Company, or prior to any disclosed proposal instituted by any person not an officer or director of the Company which could lead to any such event, management proposes any restructuring of the Company which ultimately leads to an event described in Sections 1(b)(1-4) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement.

Further, in the event that any agreement to merge, consolidate, reorganize or sell or otherwise transfer assets referred to in Section 1(b)(1) or 1(b)(2) is terminated without such merger, consolidation, reorganization or sale or transfer having been consummated, or the person filing such Schedule 13D or Schedule 14D-1 referred to in Section 1(b)(3) files an amendment to such Schedules disclosing that it no longer is the beneficial owner of securities representing 20% or more of the Voting Stock of the Company, or the Company reports that the change in control which it reported in the filing referred to in Section 1(b)(4) will not in fact occur, the Board of Directors of the Company (the “Board”) may by notice to the Employee nullify the occurrence of such Change in Control, without prejudice to any exercise by the Employee of his rights under this Agreement that may have occurred prior to such nullification.

(c)	“Date of Termination” means the date on which the Employee incurs a “separation from service” within the meaning of Section 409A of the Code.

(d)
“Disabled” means the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for key employees of the Company and its Subsidiaries immediately prior to the Change in Control

(e)	“Good Reason” means:

(1)
Failure to elect, reelect or otherwise maintain the Employee in the offices or positions in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or the removal of the Employee as a director of the Company (or any successor thereto) if the Employee shall have been a director of the Company immediately prior to the Change in Control;

(2)
A material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Employee held immediately prior to the Change in Control, a material reduction in the aggregate of the Employee’s Base Pay and Incentive Pay opportunity received from the Company, or the termination of the Employee’s rights to any material Employee Benefits to which he was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Employee;

(3)
The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 13 hereof;

(4)
The Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in Control or the Company or any Subsidiary shall require the Employee to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control without, in either case, his prior written consent; or

(5)	Without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.
The Employee is not entitled to assert that his termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(f)
“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(g)
“Term” means the period commencing as of the date hereof and expiring as of the the close of business on [December 31, 2016], provided, however, that (i) commencing on [January 1, 2014] and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or he, as the case may be, does not wish to have the Term extended and (ii) upon a Change in Control, the Term shall be extended to the third anniversary of such Change in Control. Notwithstanding the foregoing, subject to Section 12 hereof, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.

2.
Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to, one or more of the following, which the Employee acknowledges is sufficient consideration for the Employee’s promises in and performance under this Agreement; (1) the Company’s employment or continued employment of the Employee, and the compensation and benefits associated with that employment; (2) the Company’s promise to provide and actual provision of Proprietary Information to the Employee, or if the Company already employs the Employee, the Company’s promise to provide and actual provision of Proprietary Information not previously promised or provided to the Employee; and (3) the Employee’s eligibility to participate in the Company’s annual incentive plan.

3.	Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.

(a)
Employment At-Will. The Employee is employed on an at-will basis. This means that either the Company or the Employee may terminate the Employee’s employment at any time, with or without notice, and with or without reason. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company. The Company reserves the sole right to interpret, administer, change, revise, amend, or abolish any or all employment compensation, benefits, policies, procedures, or practices at any time, with or without notice.

(b)
General Employment Duties. The Employee agrees to diligently perform his or her job duties as may be assigned by the Company to the best of his or her ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.

4.	Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:

(a)
The Employee shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

(b)
For his services pursuant to Section 4(a) hereof, the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least as great as the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”), provided, however, that with the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof, and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

(c)
For his services pursuant to Section 4(a) hereof, the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”), provided, however, that except as expressly provided in, and subject to the terms of, Section 6(a)(1)(B) hereof, the Employee’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

5.	Termination of Employment Following a Change in Control.

(a)	Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.

(b)	Cause. The Company may terminate the Employee’s employment for Cause following a Change in Control.

(c)	Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control.

(d)
Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.

6.	Obligations of the Company upon Certain Terminations Following a Change in Control.

(a)
Good Reason; Other Than for Cause. If, during the three year period following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason:

(1)
the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death), at the time specified herein, (except as otherwise provided by Section 14(d)), the following amounts:

(A)
a lump sum payment equal to the sum of (i) one times the Base Pay of the Employee plus (ii) one times the target annual bonus of the Employee, in lieu of any further payments to the Employee for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within five business days following the Date of Termination;

(B)
commencing on the Date of Termination and continuing until the earlier of (i) the expiration of the first anniversary of the Date of Termination, (ii) the Employee’s death, or (iii) the Employee’s attainment of age 65 (such time period, the "Benefits Period"), the Company shall continue to provide the Employee with medical, dental, vision, and prescription drug benefits (collectively “health benefits”) and life insurance benefits substantially similar to those which the Employee was receiving or entitled to receive immediately prior to the Date of Termination (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely due to the fact that the Employee is no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to the Employee, his dependents and beneficiaries, such health benefits and life insurance benefits). The Employee shall pay the cost, on an after-tax basis, for the continued health benefit coverage, on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until the year following the last year of the Benefits Period, and concurrently therewith the Company will make a payment to the Employee such that, after payment of all taxes incurred by the Employee as a result of the Employee’s receipt of the continued health benefit coverage and payment by the Company, the Employee retains an amount equal to the amount the Employee paid during the immediately preceding calendar year for the health benefit coverage described in this Section 6(a)(1)(B). Without otherwise limiting the purposes or effect of Section 8 hereof, benefits payable to the Employee pursuant to this Section 6(a)(1)(B) by reason of any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Employee from another employer during the Benefits Period;

(C)
a lump sum payment in an amount equal to the additional benefits that the Employee would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan maintained by the Company for the Employee’s benefit had the Employee continued his employment with the Company for one additional year following his Date of Termination, assuming the Employee was fully vested under such plans, payable within five business days following the Date of Termination.

Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under Sections 4 and 6 of this Agreement on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to twelve percent (12%).

7.	Security for Payment.

(a)
Trust Agreements. To ensure that the provisions of Sections 6 and 9 of this Agreement can be enforced by the Employee, two agreements (“Trust Agreement” and “Trust Agreement No. 2”) dated as of February 10, 1989, have been established between National City Bank, a national banking association (“Trustee”) and the Company. The Trust Agreement sets forth the terms and conditions relating to payment from the Trust Agreement of the Severance Payment and other Employee Benefits pursuant to Section 6(a)(1)(A) and (B) hereof owed by the Company, and Trust Agreement No. 2 sets forth the terms and conditions relating to payment from Trust Agreement No. 2 of attorneys’ and related fees and expenses pursuant to Section 9 hereof owed by the Company. Employee shall make demand on the Company for any payments due Employee pursuant to Section 9 hereof prior to making demand therefor on the Trustee under the Trust Agreement No. 2. Payments by such Trustee shall discharge the Company’s liability under Section 9 hereof only to the extent that trust assets are used to satisfy such liability.

(b)
Obligation of the Company to Fund Trusts. Upon the earlier to occur of (X) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (Y) a declaration by the Board that the Trusts should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (Z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so and to the extent the amount contributed would not be treated as property transferred in connection with the performances of services for purposes of Section 83 of the Code, as provided in Section 409A(b)(3) of the Code, and in any event within five (5) business days:

(1)
transfer to the Trustee to be added to the principal of the trust under the Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the Severance Payment and Employee Benefits which could become payable to Employee under the provisions of Section 6(a)(1)(A) and (B) hereof, provided, however, that the Company shall not be required to transfer, in the aggregate, to the trust under the Trust Agreement a sum in excess of the maximum amount authorized by its Board by resolutions on February 10, 1989, which resolutions contemplate the funding of the trust under the Trust Agreement. Any Severance Payment or other payment of Employee Benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay the Severance Payment and other Employee Benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay the Severance Payment and other Employee Benefits under this Agreement, and

(2)
transfer to the Trustee to be added to the principal of the trust under Trust Agreement No. 2 the sum of Two Million Dollars ($2,000,000). Any payments of attorneys’ and related fees and expenses, which are the obligation of the Company under Section 9 hereof, by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that such assets in such Trust be held as security for the Company’s obligation under Section 9 hereof.

8.
No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

9.
Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement of his rights following such a Change in Control under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Employee incurred the expense

10.	Section 280G.

(a)
In the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Employee’s employment pursuant to the terms of this Agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.

(b)
In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

(c)
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)
At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.

11.	Covenants of Employee.

(a)	Intellectual Property.

(1)
Definition. As used in this Agreement, the term “Intellectual Property” means all inventions, improvements, works of authorship, and innovations, whether patentable or not, that are conceived or made by the Employee, either alone or jointly with others, during the Employee’s employment with the Company, and that: (a) relate to the Company’s business, research, or development activities (whether current or anticipated); (b) result from any work performed by the Employee for the Company; or (c) result from the use of the Company’s time, resources, technology or trade secrets.

(2)	Duty to Disclose. The Employee agrees to promptly disclose and deliver to the Company, in writing, all such Intellectual Property.

(3)
Ownership. The Employee agrees that all Intellectual Property shall be owned by the Company, or its designee(s), to the maximum extent permitted by applicable laws. The Employee agrees that, to the maximum extent permitted by applicable laws, any Intellectual Property disclosed by the Employee to a third person, or described in a patent application filed by or on behalf of the Employee, within six (6) months following the Employee’s employment with the Company shall be presumed to have been conceived and made by the Employee during his or her employment with the Company, and shall be owned by the Company unless proved to have been conceived and made following the termination of the Employee’s employment with the Company and without the use of the Company’s resources or trade secrets.

(4)
Duty to Secure Title, Rights, and Interest. The Employee agrees, without additional compensation, to make application for United States or foreign letters patents, execute and deliver assignments, and take any and all other such action(s) necessary or desirable, both during and subsequent to the Employee’s employment with the Company, to obtain, defend, and/or vest rights, title, and interest in Intellectual Property in the Company or its designees, and their successors and assigns.

(5)
Representation Regarding Proprietary Rights. The Employee certifies that, at the time of entering into this Agreement, the Employee has no proprietary rights (whether granted or pending) that pertain to any of the Company’s current or anticipated future business, research or technology.

(b)	Proprietary Information.

(1)
Definition. As used in this Agreement, the term “Proprietary Information” means information possessed by the Company or a parent, predecessor, subsidiary, joint venture, or partnership of the Company, or any other entity whose assets, stock, or business activities have been acquired by the Company (collectively, the “Related Companies”), whether developed by the Employee or otherwise, that is not generally known publicly and that has value, gives the Company or its Related Companies a competitive advantage or otherwise qualifies as a “trade secret” under applicable laws. Proprietary Information includes information that has been provided to the Company or its Related Companies by a third party and that is subject to restrictions on disclosure and/or use. Proprietary Information will generally include, but is not limited to, research, software, engineering drawings, service documentation, competitive intelligence, supplier names and data, customer information, business strategies, planned acquisitions or divestitures, quotations, discounts, data compilations, items marked as “confidential”, “secret”, “proprietary” or “privileged”, and any other information the Company has not publicly disseminated. In the event the Employee is unsure if something is to be treated as Proprietary Information, the Employee shall treat it as such until expressly advised otherwise by an officer of the Company.

(2)
Receipt and Use of Proprietary Information. The Employee acknowledges that the performance of his or her duties will require the receipt and use of Proprietary information. The Company promises to provide the Employee with Proprietary Information, including, but not limited to, marketing or sales strategies; business strategies; information about the methods of operation, compensation plans, and future business plans of the Company or its Related Companies; and information concerning the Company and its Related Companies’ business relationships with their customers, potential customers, and employees of those customers and potential customers (including customer and potential customer lists, and the Company and its Related Companies’ goodwill with those persons). If the Employee is already employed by the Company, the Company will continue to provide the Employee with one or more of the foregoing and also will provide the Employee with one or more of the foregoing of a different nature than that already provided or promised.

(3)
Non-Disclosure. In exchange for the Employee’s receipt and use of the Company and/or its Related Companies’ Proprietary Information as described in Section 11(b)(2) of this Agreement, and in consideration of the Employee’s employment or continued employment with the Company and the compensation and benefits arising from that employment or continued employment, and for other valuable consideration, the Employee agrees not to directly or indirectly, either during employment with the Company or thereafter, use or disclose Proprietary information to or for the benefit of any person not authorized by the Company to receive or benefit from such Proprietary Information.

(4)
Company Property. Upon termination of employment with the Company, or at any other time upon the Company’s request, the Employee shall deliver promptly to the Company all property of the Company and its Related Companies, as well as any property of the Company or its Related Companies’ customers and suppliers, that is in the Employee’s possession or subject to the Employee’s control, including, but not limited to, any materials, whether hardcopy or electronic files, that contain Proprietary Information (collectively, “Company Property”). The Employee further agrees not to keep any iterations of Company Property, or retain any partial or full copies of any Proprietary Information after the Employee’s termination of employment.

(5)
Previous Employer. The Employee agrees not to disclose, or use in activities the Employee performs for the Company, any trade secrets or other intellectual property that is the property of any previous employer of the Employee, or of any third party who has not authorized the Company to use such trade secrets or other intellectual property.

(6)
Representation Regarding Previous Disclosure. The Employee represents and warrants that he or she has made no use or disclosure of Proprietary Information prior to the date of this Agreement that was not for the benefit of and that was not expressly authorized by the Company or its Related Companies and that, as of the date of this Agreement, the Employee is not aware of any unauthorized possession, use, or disclosure of any Proprietary Information or intellectual Property.

(c)	Non-Competition and Non-Solicitation.

(1)
Purpose. To protect the Proprietary Information the Employee receives, and in consideration of receiving that Proprietary Information and compensation and benefits from the Company, and for other valuable consideration, the Employee agrees to the following non-competition and non-solicitation covenants.

(2)
Non-Competition During Employment. While employed by the Company, the Employee shall not engage in any activity which competes, directly or indirectly, with the Company or its Related Companies in any way, nor will the Employee engage in any activity which might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities nor will the Employee engage in any activity which is detrimental to the interests of the Company or any of its Related Companies.

(3)
Non-Competition Post-Termination. For a period of one (1) year following the Employee’s termination from employment with the Company, whether the termination is by the Employee or the Company and regardless of the reason, the Employee shall not, directly or indirectly, engage in any Competing Business Activity (as defined below in this Section 11(c)(3)), within those territories and customer accounts assigned to the Employee during the last two (2) years of his or her employment with the Company.

As used in this Agreement:
“Competing Business Activity” means performing duties that are the same as or are substantially similar to those duties the Employee performed during the last two (2) years of his or her employment with the Company, for any other person, company or entity that develops, manufactures, sells, installs, operates, monitors; or maintains any product, system or service that is competitive with any product, system or service, or other business endeavor of the Company or its Related Companies.

(4)
Non-Solicitation of Customers. If the Employee’s duties while employed by the Company involve selling, negotiating the Sales (as defined below in this Section 11(c)(4)), promoting, marketing or providing support and services on behalf of the Company and its Related Companies to their customers and prospective customers, then for a period of one (1) year following the Employee’s termination from employment with the Company, whether the termination is by the Employee or by the Company, and regardless of the reason, the Employee shall not: (a) directly or indirectly solicit, or assist others in soliciting, business from any Restricted Customer (as defined below in this Section 11(c)(4)); or (b) in any manner make, attempt to make, or assist others in making Sales of products or services that are in competition with the Company’s products or services to any Restricted Customer.

As used in this Agreement:
“Sales” means leases, licenses, marketing, and all other means of conveying interests in all forms of property, rights, privileges or other entitlements.
“Restricted Customer” means any customer account: (i) assigned to the Employee during the two (2) years immediately preceding the Employee’s last day of employment with the Company, or (ii) about which the Employee obtained Proprietary Information.

(5)
Non-Solicitation of Employees. For a period of one (1) year following the Employee’s termination from employment with the Company, whether the termination is by the Employee or by the Company, and regardless of the reason, the Employee shall not directly or indirectly solicit or induce any employee, officer, or agent of the Company, or any of its Related Companies, to terminate employment therewith.

(6)
Hiring Employees. For a period of one (1) year following the Employee’s termination from employment with the Company, whether the termination is by the Employee or by the Company, and regardless of the reason, the Employee shall not employ or assist in employing in any Competing Business Activity any person who is, or has been during the one (1) year period prior to such individual’s association with the Employee, an employee, officer, or agent of the Company or its Related Companies.

(7)
Duty to Disclose. The Employee agrees to communicate the Employee’s obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

(8)
California Law. To the extent that California law is deemed to govern this Agreement, the restrictions set forth in Sections 11(c)(3), (4), (5), and (6) of this Agreement do not apply to the Employee. Moreover, nothing in this Section 11(c)(8) or in this Agreement shall relieve the

Employee of the obligations under Sections 11(a), Intellectual Property, and 10(b), Proprietary Information, of the Agreement. In particular, the Employee may not utilize, in whole or part, the Company’s Proprietary Information to solicit customers or employees of the Company.

(d)
Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (a) are reasonable in scope, territory, and duration; (b) are designed to eliminate competition which otherwise would be unfair to the Company or its Related Companies; (c) do not stifle his or her inherent skill and experience; (d) would not operate as a bar to his or her sole means of support; (e) are fully required to protect the legitimate interests of the Company and its Related Companies; and (f) do not confer a benefit upon the Company or its Related Companies disproportionate to the detriment of the Employee.

12.
Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to any Change in Control, provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.

13.	Successors.

(a)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 13(a) hereof. Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)
The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

14.	Miscellaneous.

(a)
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

(b)
Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

(c)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(d)
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code (a “Specified Employee”)), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Executive incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six months following the Employee’s separation from service and (ii) the Executive’s death.

(e)	The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

(f)
The Employee authorizes the Company to conduct drug tests and background checks on the Employee during the Employee’s employment with the Company at times determined by the Company. Failure to successfully complete each drug test and background check is reason for immediate termination.

(g)
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)
The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time, in which case the Employee shall have no further rights under this Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any and all prior agreements pertaining thereto. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Diebold, incorporated: /s/_____________________ By: Title:
EMPLOYEE: /s/_____________________ EMPLOYEE